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MEDICAL
RESOURCES, INC.

                                  PRESS RELEASE
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              Medical Resources Granted Hearing Before Nasdaq Panel



Hackensack, NJ, January 15, 1999 - Medical Resources, Inc. (NASDAQ: MRII) today announced that it has been granted a hearing before the Nasdaq Qualifications Hearing Panel relating to its request to move its stock listing from the Nasdaq National Market System to the Nasdaq SmallCap Market. The hearing is expected to occur during the third or fourth week of March, 1999. Until then, the Company's listing will remain on the Nasdaq National Market System.

The Company previously announced that Nasdaq is reviewing it for continued listing on the National Market System due to its failure to meet the $5.00 minimum bid price requirement. The Company also previously announced that it would attempt to move its listing to the Nasdaq SmallCap Market if it were unable to meet the requirements for continued listing on the National Market System. Notwithstanding the foregoing and the grant of a hearing, no assurance can be given that the Company will be successful in maintaining its listing on the National Market System or in moving its listing to the SmallCap Market.

Medical Resources specializes in the ownership, operation and management of fixed-site outpatient medical diagnostic imaging centers. The Company operates more than 90 imaging centers in the U.S. and provides network management services to managed care organizations in regions where its centers are concentrated.

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Note: This release contains forward-looking statements within the meaning of the
Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from that projected or suggested herein due to certain risks and uncertainties including, without limitation: the ability of the Company to effectively integrate the operations and information systems of businesses acquired in 1997 and earlier; the ability of the Company to generate net positive cash flows from operations; the payment timing and ultimate collectibility of accounts receivable (including purchased accounts receivable) from different payer groups (including Personal Injury type); the economic impact of involuntary share repurchases and other payments (including price
protection   payments  and  penalty   payments)  caused  by  the  delay  in  the
effectiveness of the Company's Registration Statement and by the decline in the Company's share price; the potential dilution that would result from the conversion of the Company's Series C








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Convertible  Preferred  Stock into common shares at current  share  prices;  the impact of a changing mix of managed care and personal injury claim business on contractual allowance provisions, net revenues and bad debt provisions; the ability of the Company to meet all of the conditions precedent to final settlement of the class action litigation against the Company and certain of its Directors pursuant to the settlement agreement-in-principle entered into last December; the ultimate economic impact of former management lawsuits against the Company and certain of its Directors; the availability of debt and/or equity capital, on reasonable terms, to finance operations as needed and to finance growth; and the effects of federal and state laws and regulations on the Company's business over time. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request.



CONTACT:
MEDICAL RESOURCES, INC.
Geoffrey A. Whynot
Senior Vice President - Finance and
Chief Financial Officer
201 883-5460












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